Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 18, 2013
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP AND OAK VALLEY COMMUNITY BANK ADD NEW DIRECTOR

OAKDALE, CA – On June 18, 2013, Janet S. Pelton was elected as a new director of each of Oak Valley Bancorp (the “Company”) [NASDAQ: OVLY] and its wholly-owned subsidiary Oak Valley Community Bank (the “Bank”).

Pelton currently serves as Managing Partner of Atherton & Associates, LLP, Certified Public Accountants.  She has been with the firm since 1978, taking on the role of Managing Partner in 2004.  She is a current member of the American Institute of CPAs and the California Society of CPAs.

“Janet is a welcome addition to the Board.  Given her roots in the community and extensive experience, we’re certain she understands the needs of local business owners - our core target client,” stated Chris Courtney, President and CEO of the Company and the Bank.

Pelton has been a practitioner of public accounting for over 30 years, specializing in income tax and estate tax planning and preparation services to individuals, partnerships, and corporations. She has assisted executors and trustees with the administration of over 500 estates and trusts.

Pelton holds a Bachelor of Science degree in Business Administration from CalPoly, San Luis Obispo.  She has called the Central Valley home for over 50 years and has lived in the Modesto area with her husband for the past 25 of them.

Following the announcement, Pelton commented, “I’m excited to join the Boards of a well-respected organization with a solid track-record in financial management and community leadership.  I look forward to applying my experiences to assist in steering the Company and the Bank further down their already successful paths.”

The Bank currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

###